HEROLD LAW                 25 Independence Boulevard            Tel 908-647-1022
                          Warren, New Jersey 07059-6747         Fax 908-647-7721
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                                       December 5, 2011



First Trust Portfolios L.P.
120 E. Liberty Drive
Suite 400
Wheaton, IL  60187

     Re:                    FT 3292
          New Jersey Municipal Income Select Closed-End
                       Portfolio, Series 5

Ladies and Gentlemen:

     We have acted as special counsel to First Trust Portfolios L.P. (the "Sponsor"), with respect to New Jersey state tax matters, in connection with FT 3292 (the "Fund") concerning a Registration Statement (No. 333-178105) on Form S-6 under the Securities Act of 1933, as amended, covering the issuance by the Fund of units of fractional undivided interest (the "Units") in a single trust, namely, the New Jersey Municipal Income Select Closed-End Portfolio, Series 5 (the "New Jersey Trust"). Such Units will be purchased by various investors (the "Unit holders").

     The Fund is organized pursuant to a certain Standard Terms and Conditions of Trust dated December 9, 2003, and a related Trust Agreement (the "Indenture") of even date herewith (the
"Date of Deposit") between the Sponsor, The Bank of New York Mellon (the "Trustee"), FTP Services, LLC (referred to as the "Unit Servicing Agent"), and First Trust Advisors L.P. (referred to as the "Portfolio Supervisor" and the "Evaluator"). Each Unit of the New Jersey Trust will be comprised of that number of units which will establish as close as possible as of the Date of Deposit a Public Offering Price (as defined in the Prospectus) per Unit of $10. The New Jersey Trust will be administered as a distinct entity with separate investments, expenses, books and records.

     In acting as special counsel, we have examined such documents and records with respect to the immediately preceding series of First Trust Portfolios L.P., New Jersey Municipal Income Select Closed-End Portfolio (the "Prior Series") as we deem necessary, including, but not limited to, the Indenture (the "Prior Series Indenture") and the Prospectus (the "Prior Series Prospectus"). You have advised that the Prior Series Indenture and Prior Series Prospectus are identical in all material respects to the Indenture and Prospectus.

     We note that it is expected that the assets of the New Jersey Trust will consist of a diversified portfolio of common stocks issued by closed-end investment companies that qualify as "qualified investment funds" within the meaning of N.J.S.A. 54A:6-14.1, the portfolios of which are concentrated in tax-exempt interest-bearing obligations issued by or on behalf of the State of New Jersey, and counties, municipalities, authorities and other political subdivisions thereof, and certain territories of the United States (such closed-end investment companies to be
referred  to  as "New Jersey Closed-End Funds").   You  have  not
requested us to examine, and accordingly we have not examined, any of the assets held by the New Jersey Trust, including such New Jersey Closed-End Funds (collectively, "Trust Assets"), and express no opinion as to the New Jersey tax treatment of such Trust Assets. Distributions of the income received by the New Jersey Trust will be made to each Unit holder monthly.

     It is possible that the New Jersey Trust will consist of assets other than New Jersey Closed-End Funds, including assets that are treated differently for New Jersey tax purposes from those described above, in which case there will be New Jersey tax consequences different from or in addition to those described in this opinion.

     We understand that on the Date of Deposit the Sponsor has deposited with the Trustee portfolios of common stocks of closed-end investment companies and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price, as more fully set forth in the Preliminary Prospectus.

     The Preliminary Prospectus provides as follows: (1) for Federal income tax purposes the Fund and New Jersey Trust will not be taxable as a corporation or association but will be governed by the provisions of Subchapter M (relating to regulated investment companies) of Chapter 1 of the Internal Revenue Code of 1986, as amended; (2) for Federal income tax purposes each Unit holder will be treated as the owner of Units and not of the assets held by the New Jersey Trust; (3) for Federal income tax purposes, taxability issues are taken into account at the trust level, and (4) each Unit holder's Federal tax treatment of income from the New Jersey Trust is based on the distributions paid by the New Jersey Trust.

     Based on our examination of the Indenture, and, with respect to Federal income tax matters, with your approval, relying solely upon the opinions set forth in the Preliminary Prospectus, and our examination of such other documents, records and matters of law as we deem necessary, we are of the opinion that for New Jersey state and local tax purposes:

           1. The New Jersey Trust will be recognized as a qualified investment fund under N.J.S.A. 54A:6-14.1, and not as an association taxable as a corporation. The New Jersey Trust will not be subject to the New Jersey Corporation Business Tax or the New Jersey Corporation Income Tax.

          2. With respect to the non-corporate Unit holders who are residents of New Jersey, the income of the New Jersey Trust which is allocable to each such Unit holder will be treated as the income of such Unit holder under the New
     Jersey Gross Income Tax. Interest received by the New Jersey Trust from the underlying New Jersey Closed-End Funds which would be exempt from New Jersey Gross Income Tax if directly received by such Unit holder will retain its status as tax-exempt interest when received by the New Jersey Trust and distributed to such Unit holder.

          3. A non-corporate Unit holder will not be subject to the New Jersey Gross Income Tax on any gain realized either when the New Jersey Trust disposes of an interest in a New Jersey Closed-End Fund (whether by redemption, sale or otherwise) or when the non-corporate Unit holder redeems or sells Units of the New Jersey Trust. Any loss realized on such disposition may not be utilized to offset gains realized by such Unit holder on the disposition of assets the gain on which is subject to the New Jersey Gross Income Tax.

           4. Units of the New Jersey Trust may be taxable on the death of a Unit holder under the New Jersey Transfer
     Inheritance Tax law or the New Jersey Estate Tax Law.

           5. If a Unit holder is a corporation subject to the New Jersey Corporation Business Tax or New Jersey Corporation Income Tax, interest from the New Jersey Closed-End Funds in the New Jersey Trust which is allocable to such corporation will be includable in its entire net income for purposes of the New Jersey Corporation Business Tax or New Jersey Corporation Income Tax, less any interest expense incurred to carry such investment to the extent such interest expense has not been deducted in computing Federal taxable income. Net gains derived by such corporation on the disposition of the New Jersey Closed-End Funds by the New Jersey Trust or on the disposition of its Units will be included in its entire net income for purposes of the New Jersey Corporation Business Tax or New Jersey Corporation Income Tax.

     We have not examined any of the New Jersey Closed-End Funds deposited in the New Jersey Trust, and express no opinion as to whether the interest received from such New Jersey Closed-End Funds would in fact be tax-exempt if directly received by a Unit holder; nor have we made any review of the proceedings relating to the issuance of the New Jersey Closed-End Funds or the basis for counsel opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and a summary of this opinion included in such Registration Statement and the related Prospectus. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     Except as indicated in the immediately preceding paragraph hereof and except with our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in any document or instrument or be furnished to or relied upon by any person other than the addressee and The Bank of New York Mellon, as Trustee (including any successor trustee).

     Any statements regarding tax matters made herein, including any attachments, cannot be relied upon by any person to avoid tax penalties and are not intended to be used or referred to in any marketing or promotional materials. To the extent this communication contains a tax statement or tax advice, Herold Law, P.A. does not and will not impose any limitation on disclosure of the tax treatment or tax structure of any transactions to which such tax statement or tax advice relates.

                              Very truly yours,



                              HEROLD LAW, P.A.